Exhibit 10.22
HYATT HOTELS CORPORATION
Restricted Stock Award
The following sets forth the terms of your Hyatt Hotels Corporation Restricted Stock (“Restricted Stock”) Award to you:
AWARD:

Shares:	___ shares of Class A Common Stock of Hyatt Hotels Corporation
Restricted Stock Grant Identifier:

PERFORMANCE CONDITIONS:

Performance Period:	[INSERT PERFORMANCE PERIOD]
Vesting of Award and Payment Date:
Shares of Restricted Stock vest (or not) based on achievement relative to the Performance Goal set forth in this Agreement. To the extent that the Performance Goal is met, shares of Restricted Stock shall vest and be paid to the Participant on the date that the Committee certifies that the Performance Goal is met, provided that the Participant remains in the employment or service of the Company through the last day of the Performance Period (except for a termination of employment or service due to death, Disability or Retirement, or in the event of a Change in Control as provided below).

The Restricted Stock Award that is described and made pursuant to this Restricted Stock Award (this “Award”) is issued under the Second Amended and Restated Hyatt Hotels Corporation Long-Term Incentive Plan (as amended from time to time, the “Plan”). By electronically acknowledging and accepting this Award within 30 days after the date of the electronic mail notification to you of the grant of this Award (the “Electronic Notification Date), you agree to be bound by the terms and conditions herein, the Plan and all conditions established by the Company in connection with awards issued under the Plan. In order to vest in the Award you must accept this Award within 30 days of the Electronic Notification Date. If you fail to accept this Award within 30 days of the Electronic Notification Date, the Award will be cancelled and forfeited.

The following terms and conditions apply to the Restricted Stock granted pursuant to this Award.

Company; Defined Terms:
Except as the context may otherwise require, references to the “Company” shall be deemed to include its subsidiaries and affiliates.
To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Determination of Number of Earned Shares of Restricted Stock:
The number of shares of Restricted Stock that will vest subject to Economic Profit performance, if any, shall be determined as follows:
Vested shares of Restricted Stock = Vested Percentage x Award
The “Vested Percentage” is based on achievement with respect to [INSERT PERFORMANCE GOAL] (the “Performance Goal”) over the Performance Period, determined at the end of the Performance Period, in accordance with the following table:

		Below Threshold	Threshold	Target	Maximum
	Performance Goal
	Vested Percentage	0%	25%	50%	100%

Achievement between threshold and target and between target and maximum will be interpolated linearly.
All shares of Restricted Stock that are not vested at the end of the Performance Period shall be forfeited.
The Restricted Stock shall vest on the date the Committee determines and certifies the attainment of the Performance Goal.
[INSERT DEFINITION OF PERFORMANCE GOAL]

Termination of Service:
Subject to the exceptions below, vested Restricted Stock will be payable only if the Participant remains in continuous Service (as defined below) with the Company from the Grant Date through the last day of the Performance Period. “Service” for purposes of this Award shall mean employment as an Employee, or service to the Company as a Director or Consultant. Except as provided below, all unvested Restricted Stock will be forfeited and cancelled upon Termination of Service. Notwithstanding the foregoing, the ability to vest in the Restricted Stock will not be forfeited in the following circumstances:
In the event of Termination of Service due to death or Disability (as defined below), the Restricted Stock shall vest as if the Participant remained employed through the last day of the Performance Period. For this purpose “Disability” shall mean either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Participant is by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability or other accident and health plan, or (iii) the Participant is determined to be totally disabled by the Social Security Administration.
Notwithstanding the Amended and Restated Retirement Policy Regarding Equity Vesting adopted by Hyatt Hotels Corporation (the “Retirement Policy”), in the event of Retirement (as defined in the Retirement Policy) the number of shares of Restricted Stock that shall be vested at the end of the Performance Period shall be determined on a pro rata basis in an amount equal to the total number of shares of Restricted Stock which would otherwise be vested at the end of the Performance Period multiplied by a fraction the numerator of which is the number of full months elapsed in the Performance Period through the Participant’s date of Retirement and the denominator of which is 36.
As described below, shares of Restricted Stock are subject to cancellation and forfeiture in the event the Participant engages in certain “detrimental conduct” (as defined below).

Change in Control:
In the event of a Change in Control during the Performance Period, the Restricted Stock will be deemed to have been vested at the greater of (a) 50% of the shares of Restricted Stock or (b) the number of shares of Restricted Stock that would be payable based on the actual performance of the Company determined as if the date of the Change in Control was the last day of the Performance Period. Once vested the Restricted Stock will no longer be subject to forfeiture and cancellation under the terms of this Award. Any shares of Restricted Stock that are not vested upon a Change in Control shall be forfeited and cancelled.

Rights of Ownership/Escrow
Subject only to the terms of this Agreement, the Participant shall have all rights as a stockholder in the shares of Restricted Stock. However, the shares of Restricted Stock shall be held in escrow by the Company, and shall be released from escrow to the account of the Participant only upon vesting.

Dividend Rights:
During the period beginning on the Grant Date and ending on the last day of the Performance Period if the Company pays a cash dividend on its Common Stock, such cash dividend will be held in escrow by the Company and paid to the Participant when, and if, and to the extent that the Restricted Stock becomes vested.

Tax Withholding:
Unless paid in cash by the Participant at the time of settlement, the Company will deduct or withhold from shares issuable upon vesting of the Restricted Stock a number of shares of Common Stock having a Share Value equal to the amount sufficient to satisfy the minimum statutory federal, state, foreign and local taxes and any employment, disability, social welfare or other legally required withholdings. Notwithstanding anything to the contrary herein, if the tax obligation arises during period in which the Participant is prohibited from trading under any policy of the Company or by reason of the Securities Exchange Act of 1934, then the tax withholding obligation shall automatically be satisfied by the Company withholding shares of Common Stock.

The Participant is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan and acceptance of this Award.

Transferability of Restricted Stock:
Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated unless and until the Restricted Stock has vested, and all other terms and conditions set forth herein and in the Plan have been satisfied; provided that in the event of the Participant’s death, shares deliverable or amounts payable with respect to the Restricted Stock shall be delivered or paid, as applicable, to the Participant’s designated beneficiary. The Administrator will advise Participants with respect to the procedures for naming and changing designated beneficiaries.

Data Privacy:
By acceptance of this Award, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below and in accordance with the Hyatt Global Privacy Policy for Employees. The Company, its affiliates and the Participant’s employer hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States, the European Economic Area, or elsewhere. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by this Award.

No Impact on Other Rights:
Participation in the Plan is voluntary. The value of the Restricted Stock is an extraordinary item of compensation outside the scope of Participant’s normal employment and compensation rights, if any. As such, the Restricted Stock is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation. The Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of Restricted Stock under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of Restricted Stock or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares of Common Stock subject to an award, vesting, and exercise provisions, as relevant.

Effect of Detrimental Conduct:
In the event the Participant engages in “detrimental conduct” (as defined below), the Participant shall forfeit all unvested shares of Restricted Stock and all such awards shall be null and void as of the date such detrimental conduct first occurs.
Definition of Detrimental Conduct.  The Participant will be deemed to have engaged in detrimental conduct if in the reasonable, good faith determination of the Administrator, the Participant has engaged in conduct constituting (1) a felony; (2) gross negligence or willful misconduct in the performance of Participant’s duties and responsibilities to the Company; (3) willful violation of a material Company policy, including, without limitation, any policy relating to confidentiality, honesty, integrity and/or workplace behavior, which violation has resulted or may reasonably be expected to result in harm to the Company, its stockholders, directors, officers, employees or customers; (4) improper internal or external disclosure or use of confidential information or material concerning the Company or any of its stockholders, directors, officers, or employees which use or disclosure has resulted or may reasonably be expected to result in harm to the Company; (5) publicly disparaging the Company or any of its stockholders, directors, officers or employees; and/or (6) willful violation of any material agreements with the Company entered into by the Participant in connection with or pursuant to the Plan.
Determination of Detrimental Conduct. Upon a reasonable, good faith determination that detrimental conduct has occurred, the Administrator shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE RESTRICTED STOCK AWARDED PURSUANT TO THIS AGREEMENT ARE EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER) AND BY ACHIEVEMENT OF THE PERFORMANCE GOAL AND BY COMPLIANCE WITH PARTICIPANT’S VARIOUS OBLIGATIONS UNDER THIS AGREEMENT. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN SHALL CONFER UPON PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PARTICIPANT’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT ADVANCE NOTICE EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.